Exhibit 10.1

December 9, 2011

Tim Poche
22 Sutton Mill Place
The Woodlands, TX 77382

Dear Tim Poche:

I am pleased to offer you a position of Senior Vice President, Chief Accounting Officer, with The Shaw Group Inc. reporting to Brian Ferraioli, Chief Financial Officer.  Your start date will be January 23, 2012.  Your salary will be $13,846.15 bi-weekly ($360,000 on an annualized basis) payable in arrears. This position is currently considered an exempt position.

You will be eligible to participate in the Management Incentive Plan in fiscal year 2012 (begins September 1, 2011 and runs through August 31, 2012) with a bonus target of 65% of your salary earned during the plan period. This incentive plan is based upon a number of factors, and can have the maximum potential for a payout of two (2) times your target.

It is expected that your participation in the Company’s Long Term Incentive Plan will lead to grants to be made periodically during the course of your employment with the Company, subject to availability of shares and pursuant to the terms and conditions of the applicable long term incentive plan.  The target value of such grants issued to you will be 60% of your base salary, and may be a combination of any form of long term incentives as approved by the Compensation Committee from time to time.  These grants generally occur during the first quarter of the Company’s fiscal year, but are subject to change and are subject to a vesting schedule of annual installments determined by the Compensation Committee at the time of grant.  All stock-based long term incentive awards are subject to shareholder approval of shares to be allocated to the Company’s long term incentive plan and are granted under the strict review of the Compensation Committee.

You will receive a sign-on bonus of $200,000 to be paid within three payroll cycles. The sign-on bonus is considered taxable income, and all regular payroll taxes will be withheld. It is normal company practice to include a repayment clause for any lump-sum payments. Therefore, should you voluntarily resign or be terminated for Cause (as that term is defined below) within 24 months from your date of employment, the bonus payment will be immediately due to the company based upon the following guidelines:  0-12 months of service from your date of hire 100% repayment; 13-24 months of service from your date of hire 50% repayment. The determined amount will be withheld from your final paycheck to the extent permissible by law. Shaw reserves the right to take all necessary steps to recover any amounts not satisfied by withholding.

You will be eligible to participate in the Company’s long term incentive plan, with an initial grant to be made on the first business day of the calendar month immediately following the date of commencement of employment, with a total value of $100,000, to be allocated as Restricted Stock Units.  The actual number of shares will be determined on the date of grant as follows:

For Restricted Stock Units (RSU), the RSU Value is generally calculated by dividing the dollar value of restricted stock units by the closing stock price on the grant date. This grant will vest in three (3) annual installments, with full vesting after three (3) years.  All stock-based awards are subject to availability and shareholder approval of shares to be allocated to the Company’s long term incentive plan and granted under the strict purview of the Compensation Committee of the Board.

You will be eligible for participation in the Shaw Flexible Perquisites program, which is reserved for selected executives and provides additional compensation for use at your discretion, on perquisite items. Payments equal to 4% of base earnings will be made on a quarterly basis and will be calculated based on eligible base earnings from the previous quarter. Your projected annual payment for a full Calendar Year will be equal to 4% of your annual base salary or $14,400.

The Company will pay expenses associated with your move as outlined in the attached Relocation Package relating to your relocation from Houston, Texas to Baton Rouge, Louisiana.

You will be eligible to participate in a complete package of employee benefits. This package includes a choice of medical, dental, vision, short and long-term disability coverage, basic life, supplemental life, and AD&D insurance. In addition, flexible spending accounts, a health saving account, and 401k retirement plan are available. Please be aware that to participate in Shaw's benefit programs, you must log into the Shaw Benefits Solution Center at http://mybenefits.shawgrp.com or call 1.877.545.SHAW (7429) no later than 30 days from your effective date. If you fail to enroll in benefits within the required time period, you will be enrolled in the default benefits which include 401(k), Basic Life, AD&D and Employee Assistance Program only.

After 30 days of employment, you will automatically be enrolled in The Shaw Group Inc. 401(k) Plan with a contribution rate of 3% unless you specifically elect not to enroll, or elect to have a higher contribution rate.  Following your date of hire, a 401(k) plan enrollment guide and a separate automatic enrollment notice will be mailed to your home address.  There is a nominal administrative fee charged to participants, so please review the plan materials carefully.  If you have additional questions, you may contact the Merrill Lynch Retirement & Benefits Contact Center at 800.228.4015.  For more information, please reference the Benefits Guide included with this letter.

You will be entitled to an annual vacation accrual of .0577 per hour (120 hours per year), in accordance with company policy.

The purpose of this letter is to clarify your salary, benefits and other key provisions of your employment. This letter does not create an actual or implied contract of employment nor does it change the “employment at will” relationship.

This offer of employment is contingent upon satisfactory results from a pre-employment drug screen, background check (where applicable) and that you provide documentation that you are legally authorized to work for Shaw in the United States. The terms and conditions of this offer letter shall become the terms and conditions of your employment.

This conditional offer will remain valid for seven (7) business days from the date of this letter. Please sign, scan, and email this signed document to me at scott.trezise@shawgrp.com.  If you have any questions, please contact me.

Sincerely,

Scott Trezise
Sr. Vice President, Human Resources
4171 Essen Lane Baton Rouge, LA 70809
The Shaw Group Inc.

Accepted:
Signature _____________________________________ Date ______________

Declined:
Signature ______________________________________ Date ______________

Reason(s) for Decline _______________________________________________

_________________________________________________________________

Definitions:
For purposes of this offer, “Cause” shall mean the occurrence of any of the following:  (i) any action by you which constitutes any willful breach of duty or habitual neglect of duty; (ii) your material and continual failure to perform your job duties in a professional manner or in a manner which is expected as appropriate by the Company; (iii) the misappropriation or attempted misappropriation of a business opportunity of the Company, including attempting to secure any personal profit in connection with entering into any transaction on behalf of the Company, except as provided by the Company as direct or indirect compensation or benefits for your performance in connection with such transactions; (iv) the intentional misappropriation or attempted misappropriation of any of the Company’s funds or property; (v) the violation of any Company policy including but not limited to the Code of Corporate Conduct and Fraud Policy, of which employee is notified in writing; (vi) commission of a felony or violent or dishonest misdemeanor, or engaging in any other conduct involving fraud or dishonesty.